Exhibit 99.1

News Release

SECURITY FEDERAL CORPORATION ANNOUNCES EARNINGS INCREASE
FOR THE QUARTER ENDED MARCH 31, 2013

Aiken, South Carolina (April 22, 2013) - Security Federal Corporation (“Company”) (OTCBB:SFDL), the holding company for Security Federal Bank (“Bank”), today announced results for the first quarter of its fiscal year ending December 31, 2013.  The Company reported net income available to common shareholders of $561,000 or $0.19 per common share (basic) for the quarter ended March 31, 2013, an increase of $241,000 or 75.3% compared to net income available to common shareholders of $320,000 or $0.11 per common share (basic) for the quarter ended March 31, 2012. The increase in earnings for the quarter ended March 31, 2013 is primarily a result of a decrease of $805,000 in the provision for loan losses offset slightly by a decrease of $548,000 in net interest income.

Non-performing assets, which consist of non-accrual loans and repossessed assets decreased $3.9 million or 15.5% to $21.2 million at March 31, 2013 from $25.2 million at December 31, 2012 and decreased $15.6 million from $36.8 million at March 31, 2012. Consistent with the decrease in non-performing assets, the provision for loan losses decreased $805,000 or 41.3% to $1.1 million for the quarter ended March 31, 2013 compared to $2.0 million for the same quarter in the previous year. Management closely monitors the loan portfolio on an ongoing basis to proactively identify any potential problem loans. The allowance for loan losses represented 2.83% of total loans held for investment at March 31, 2013 and 2.80% of total loans held for investment at December 31, 2012.

For the three months ended March 31, 2013, net interest margin decreased 14 basis points to 2.79% from 2.93% for the same quarter in 2012. As a result, net interest income decreased $548,000 or 8.9% to $5.6 million for the three months ended March 31, 2013, compared to $6.1 million for the three months ended March 31, 2012.

Non-interest income increased $331,000 or 20.5% to $1.9 million for the quarter ended March 31, 2013 from $1.6 million for the comparable quarter in 2012 primarily due to an increase in income related to an award the Bank received in recognition of its commitment to community development. During the quarter ended March 31, 2013, the Company recognized $416,000 in grant income in connection with this reward. The Company did not recognize any grant income during the quarter ended March 31, 2012.

Non-interest expense increased $388,000 or 7.6% to $5.5 million for the quarter ended March 31, 2013 from $5.1 million for the comparable quarter in 2012. The increase was primarily the result of a prepayment penalty of $153,000 the Company incurred for paying down Federal Home Loan Bank (“FHLB”) advances during the three months ended March 31, 2013. As part of the Company’s strategy, management elected to replace some higher rate advances with lower rate callable certificates of deposit.

Total assets at March 31, 2013 were $875.7 million compared to $890.4 million at December 31, 2012, a decrease of $14.6 million or 1.6% for the three month period.  Net loans receivable, net decreased $14.7 million or 3.7% to $383.0 million at March 31, 2013 from $397.7 million at December 31, 2012 due to decreased loan demand.  Total deposits decreased $1.8 million or 0.3% to $674.5 million at March 31, 2013 compared to $676.3 million at December 31, 2012.  FHLB advances, other borrowings, convertible senior debentures and subordinated debentures decreased $12.0 million or 9.5% to $113.8 million at March 31, 2013 from $125.8 million at December 31, 2012.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Roy Lindburg, Chief Financial Officer, at (803) 641-3070

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-KT for the fiscal year ended December 31, 2012.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
(In Thousands, except for Earnings per Share and Ratios)

INCOME STATEMENT HIGHLIGHTS
	For the quarter ended March 31,
	2013	2012
Total interest income	$7,704	$8,952

Total interest expense	2,114	2,814

Net interest income	5,590	6,138

Provision for loan losses	1,145	1,950

Net interest income after the provision
for loan losses	4,445	4,188

Non-interest income	1,945	1,614

Non-interest expense	5,513	5,125

Income before income taxes	877	677

Provision for income taxes	206	247

Net income	$671	$430

Preferred stock dividends and accretion
of preferred stock to redemption value	110	110

Net income available to common shareholders	$561	$320

Earnings per common share (basic)	$0.19	$0.11

	BALANCE SHEET HIGHLIGHTS
	March 31,	December 31,	%
	2013	2012	Change

Total assets	$875,721	$890,355	-1.6%

Cash and cash equivalents	10,391	7,904	31.5%

Total loans receivable, net	383,017	397,706	-3.7%

Investment and mortgage-backed securities	429,598	430,988	-0.3%

Deposits	674,526	676,339	-0.3%

Borrowings	113,798	125,813	-9.5%

Shareholders' equity	81,757	82,592	-1.0%

Book value per common share	$20.16	$20.45	-1.4%

Total risk based capital ratio (1)	21.31%	20.77%	-5.8%

Non performing assets	21,248	25,159	-15.5%

Non performing assets to total assets	2.43%	2.83%	-14.1%

Allowance as a percentage of gross loans, held for
investment	2.83%	2.80%	1.1%
(1)- This ratio is calculated using Bank only information and not consolidated information.